SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2002

WEIGHT LOSS FOREVER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Commission File No.: 000-28733

Nevada (State or other jurisdiction of incorporation or jurisdiction)	88-0430607 (IRS Employer Identification No.)

300 International Parkway, Suite 100 Heathrow, FL (Address of principal executive offices)	32746 (Zip Code)

Registrant's telephone number, including area code: (407) 682-6363.

4456 Corporation Lane, Suite 134
Virginia Beach, VA 23462
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

On October 30, 2002, Weight Loss Forever International, Inc. (“we,” “us” or “the Company”) acquired certain assets involving weight loss clinics from Angela Enterprises, Inc and Sabrina Weight Loss & Wellness of Canada, Inc., corporations owned by Mr. Charles Bolianites. The assets acquired include intellectual property, franchise agreements, trademarks and the rights to the names Beverly Hills Weight Loss & Wellness and Roseglen Weight Loss and Wellness. The acquisition became effective as of October 20, 2002.

As consideration for the transfer of assets, we agreed to issue 6,200,000 restricted shares of our Common Stock. As additional consideration, we entered into a five-year consulting agreement with Bolianites Enterprises, LLC at $75,000 per year. The consulting agreement does not provide for any specific obligations on the part of Bolianites Enterprises, LLC other than the requirement that its managing member, Mr. Charles Bolianites serve on our Board of Directors.

Item 5. Other Events

Mr. Charles Bolianites was named to our Board of Directors on October 31, 2002. Mr. Bolianites has been president of Angela Enterprises, Inc. and Sabrina Weight Loss and Wellness of Canada, Inc. since December 2000. Angela Enterprises, Inc. and Sabrina Weight Loss and Wellness of Canada, Inc. completed the sale of certain assets to us as discussed in Item 2, above. Mr. Bolianites is a management consultant and the managing member of Bolianites Enterprises, LLC which has entered into a consulting agreement with our company as discussed in Item 2, above. Mr. Bolianites also operates a Beverly Hills Weight Loss & Wellness Clinic in Manchester, New Hampshire.

Item 6. Resignation of Registrant's Director

On October 31, 2002, Mr. Anthony Cipparone resigned from our Board of Directors. He resigned because of the time demands of other personal business interests and not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Cipparone was replaced on our Board of Directors by Mr. Charles Bolianites as discussed, above, in Item 5.

Item 7. Exhibits

Exhibit 10.1 Asset Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2002		Weight Loss Forever International, Inc.

	By:	/s/ John Martin

	Name:	John Martin
	Title:	President

Exhibit Index

Exhibit	Description

10.1	Asset Purchase Agreement